Exhibit 99.03

FOR IMMEDIATE RELEASE
December 23, 1998
Contacts:  Tim Rigas, Adelphia Communications Corporation, (814) 274-9830


                 ADELPHIA TO ACQUIRE VERTO COMMUNICATIONS, INC.
                                  CABLE SYSTEM

COUDERSPORT, PA, - Adelphia Communications Corporation (Adelphia) (NASDAQ:
ADLAC) and Verto Communications, Inc. (Verto) today announced that they have signed definitive documentation to merge Verto Communications, Inc. into a wholly-owned subsidiary of Adelphia Communications Corporation. Verto Communications, Inc. provides cable television to approximately 56,000 subscribers in the greater Scranton, Pennsylvania area.. Adelphia will issue approximately 3 million shares of its Class A Common Stock and assume approximately $32 million of net liabilities of Verto in the transaction. The acquired systems are projected to have revenue of $25.7 million and operating cash flow of $13.7 million for the year ended December 31, 1999. The upgrade of the Verto system to 750 MHz is expected to be completed during the first half of 1999. Following this transaction, Adelphia will provide service to approximately 100,000 cable television customers from one headend in Scranton, Pennsylvania.

John Rigas, Chairman and CEO of Adelphia, stated, "We are excited about expanding our cable television presence in northeast Pennsylvania with Verto Communications. Verto has a long-standing tradition of providing excellent cable television service to the Scranton area and we look forward to carrying on this tradition."

Adelphia Communications Corporation is the seventh largest domestic cable television operator, currently providing cable television service to over 2.3 million customers.